EXECUTION COPY

ASSIGNMENT AGREEMENT
Date: October 19, 2017

To:    CREDIT ACCEPTANCE CORPORATION

and

COMERICA BANK (“Agent”)

Re:
Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 23, 2014 by and among Company, the Banks signatory thereto and Comerica Bank, as Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to Section 13.8(d) of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.
This Agreement constitutes notice to each of you of the proposed assignment and delegation by JPMorgan Chase Bank, N.A. (the “Assignor”) to Chemical Bank (the “Assignee”), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the “Effective Date” (as hereafter defined) that undivided interest in each of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents in the amounts as set forth on the attached Schedule 1 (the “Assigned Interest”), such that, after giving effect to the foregoing assignment and assumption and the concurrent assignment by Assignor to Assignee on the date hereof, the Assignee’s interest (the “Assignee’s Interest”) in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances), shall be as set forth in the attached Schedule 2 with respect to the Assignee.
The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.
The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to the Company without the intervention of the Agent, the Assignor or any other Bank; and (b) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.
Assignee represents and warrants that it is legally authorized to enter into this Agreement and that it is an Eligible Assignee to which assignments are permitted pursuant to Section 13.8 of the Credit Agreement.
Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)
the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor’s obligations thereunder to the extent of the Assigned Interest, and to have all the rights and obligations of a Bank under the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent of the Assigned Interest; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the Assignor’s obligations under the Credit Agreement and the other Loan Documents shall be reduced by the Assigned Interest referred to in the second paragraph of this Assignment Agreement.
As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

(1)	the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and Assignee, and acknowledged by the Agent and the Company;

(2)	the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Credit Agreement;

(3)	Assignee shall have remitted to the Agent funds in an amount equal to its Percentage of all Advances of the Revolving Credit outstanding as of the Effective Date; and

(4)	all other restrictions and items noted in Section 13.8 of the Credit Agreement have been completed.
The Agent shall notify the Assignor and the Assignee, along with Company, of the Effective Date.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:
(A)    Please see the attached Administrative Detail Form
(B)    Proposed effective date of assignment: October 19, 2017
The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 13.15 of the Credit Agreement to the extent required thereunder, and other forms reasonably requested by the Agent. The Assignor has delivered to the Agent (or shall promptly deliver to Agent following the execution hereof), the original of each Note held by the Assignor under the Credit Agreement.
The laws of the State of Michigan shall govern the validity, interpretation and enforcement of this Agreement.
* * *
Signatures Follow on Succeeding Pages

Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.
JPMORGAN CHASE BANK, N.A.

By: /s/ Melina Kolev

Its: Vice President

CHEMICAL BANK

By: /s/ John R. Hruska

Its: Senior Vice President

ACCEPTED AND CONSENTED TO
this 19th day of October, 2017

COMERICA BANK, Agent

By: /s/ Paul G. Russo

Its: Vice President

CREDIT ACCEPTANCE CORPORATION

By: /s/ Douglas W. Busk

Its: Senior Vice President and Treasurer

This Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.

SCHEDULE 1
ASSIGNED INTEREST

Revolving Credit Commitment Amount	Percentage
$10,000,000	2.8985507%

SCHEDULE 2
ASSIGNEE’S INTEREST

Revolving Credit Commitment Amount	Percentage
$10,000,000	2.8985507%